ACCOUNT MANAGEMENT AGREEMENT, AMENDMENT TO PURCHASE AGREEMENT AND MUTUAL RELEASE

This Account Management Agreement, Amendment to Purchase Agreement and Mutual Release (“Agreement”), dated as of September 23, 2020 (the “Effective Date”), is made between COVENANT TRANSPORT SOLUTIONS, LLC (“Covenant”), and Covenant’s parent, COVENANT LOGISTICS GROUP, INC. (“CVLG”), on the one hand (Covenant and CVLG, together with Covenant Transport, Inc., a Tennessee corporation, Covenant Asset Management, LLC, a Nevada limited liability company, CTG Leasing Company, a Nevada corporation, Covenant Logistics, Inc., a Nevada corporation, IQS Insurance Risk Retention Group, Inc., a Vermont corporation, Southern Refrigerated Transport, Inc., an Arkansas corporation, Star Transportation, Inc., a Tennessee corporation, Heritage Insurance, Inc., a Tennessee corporation, Transport Management Services, LLC, a Tennessee limited liability company, Landair Holdings, Inc., a Tennessee corporation, Landair Transport, Inc., a Tennessee corporation, Landair Leasing, Inc., a Tennessee corporation, and Landair Logistics, Inc., a Tennessee corporation, are collectively referred to herein as “Covenant Group”), TRIUMPH BANCORP, INC. (“TBI”) and ADVANCE BUSINESS CAPITAL LLC d/b/a TRIUMPH BUSINESS CAPITAL (“ABC”), on the other hand (TBI and ABC, together with TBK Bank, SSB and Triumph Insurance Group, Inc., are collectively referred to herein as “Triumph”) (TBI, ABC, CVLG and Covenant are referred to herein each individually as a “Party”, and collectively as, the “Parties”).

RECITALS(1)

WHEREAS, in March 2020, Triumph and Covenant commenced discussions relating to Covenant’s offer to Triumph to purchase Covenant’s Factoring Portfolio (all defined terms contained in these Recitals are defined in Section 2 of this Agreement); and

WHEREAS, on July 8, 2020, ABC, as buyer, and Covenant, as seller, and TBI, as Buyer Indirect Parent, entered into the Purchase Agreement; and

WHEREAS, ABC agreed to pay to Covenant approximately $108.4 million dollars in cash, plus transfer 630,268 shares of Triumph’s Shares valued at approximately $13.9 million dollars, plus contingent cash consideration of up to approximately $9.9 million dollars following the twelve-month period ending July 31, 2021; and

WHEREAS, the Purchase Agreement identified TBI as a “Buyer Indirect Parent,” and TBI executed the Purchase Agreement “solely for the purpose of Section 8.13.” Section 8.13 required TBI to issue to Covenant the common stock required by Section 3.2(b), consisting of 630,268 shares; and

WHEREAS, subsequent to the Closing of the Purchase Agreement, ABC and Covenant became involved in a dispute related to the transactions contemplated by the Purchase Agreement (the “Pending Dispute”); and

1 These Recitals use terms in this Agreement that have been defined in Section 2, below, and shall have the meaning so prescribed therein.

WHEREAS, on August 28, 2020, Covenant commenced the Lawsuit and ABC removed the Lawsuit to the United States District Court for the Northern District of Texas, Dallas Division; and

WHEREAS, the Parties commenced negotiations and have reached this agreement to fully and finally resolve the Pending Dispute and the Lawsuit; and

WHEREAS, the Parties, without the admission of liability on the part of any party and in order to avoid the uncertainty, expense, and inconvenience of continued disputes, agree to the following:

AGREEMENTS

NOW, THEREFORE, for the good and valuable consideration of the payments, promises, mutual agreements, covenants and provisions recited herein, it is hereby agreed between and among the Parties that all claims by and between them with regard to the Lawsuit and the allegations set forth herein shall be settled and compromised pursuant to the following terms and conditions:

1. Recitals. The above Recitals are deemed incorporated into this Agreement by reference as if set forth herein and are further acknowledged by the Parties as being true and correct.

2. Definitions

2.1. “ABC” means Advance Business Capital LLC d/b/a Triumph Business Capital.

2.2. “ABC Original Collateral” means all “Collateral” as that term is defined in Section 1.9 of the Factoring Agreements.

2.3. “Account Debtor” has the same meaning as the term Account Debtor is defined in Tex. Bus. & Com. Code § 9.102(a)(3), and, as may be applicable, shall also include “Obligor” as that term is defined in the Purchase Agreement, and “Account Debtor” as that term is defined by each Factoring Agreement.

2.4. “Additional Equipment Collateral” means the equipment identified on the Schedule “A” to that certain Rider to the Security Agreement attached hereto, as the same may be amended from time to time, which is being made available to Triumph by the Covenant Group to secure the Covenant Group’s monetary and non-monetary obligations under the Draw Note, this Agreement and the Security Agreement, including any Written Indemnification Calls.

2.5. “Buyer Indirect Parent” means Triumph Bancorp, Inc.

2.6. “CVLG” means Covenant Logistics Group, Inc.

2.7. “Charge-Off Event” means that ABC, in its reasonable discretion, has determined that any Over-Formula Advance, including all or any portion thereof, is likely to be uncollectible from any one or more Over-Formula Advance Factoring Client(s) and in connection therewith issues a Written Indemnification Call. A Charge-Off Event shall be deemed effective during the period of time that a charge off would be recognized by the application of GAAP, as may be applicable, using Triumph’s accounting methodology, consistently applied, to charge off all or any portion of the face amount of the applicable Over-Formula Advance (as set forth in Exhibit 2.26). For avoidance of doubt, a Charge-Off Event shall include, but shall not be limited to, the occurrence of an Insolvency Event with respect to any Over-Formula Advance Client notwithstanding that ABC may agree to provide any Over-Formula Advance Factoring Client with post-petition financing in connection with any chapter 11 bankruptcy case.

2.8. “Client Supplemental Collateral” means any of the following assets that one or more of the Over-Formula Advance Factoring Clients may pay to ABC or offer to and be accepted by ABC as additional collateral (which acceptance will not be unreasonably withheld, delayed, or conditioned) to secure or pay down all or some portion of Over-Formula Advances: (i) Underpaid DRO Claims; (ii). any equipment (i.e. trucks or trailers) offered to ABC after the execution of this Agreement, in which ABC does not currently have a perfected security interest, (iii) the net cash proceeds of any asset sale, debt or equity contribution received by the Over-Formula Advance Factoring Clients or (iv) any other collateral subsequently identified by ABC in its reasonable discretion as available to pay down the Over-Formula Advances. Client Supplemental Collateral shall not include any of the ABC Original Collateral, except as set forth above. In addition, for the avoidance of doubt, the “Client Supplemental Collateral” shall not include any collateral (other than the types enumerated in clauses (i), (ii), and (iii) above unless Covenant shall consent) provided by an Over-Formula Advance Factoring Client or its affiliates pursuant to a separate financing arrangement Triumph may enter into with any Over-Formula Advance Factoring Client or its affiliates, so long as such separate financing is deemed by Triumph to be reasonably likely to decrease the likelihood and/or amount of Charge-Off Events.

2.9. “Closing Date” means July 8, 2020, the date of the Purchase Agreement.

2.10. “Closing Net Funds Employed” means as that term is defined in Section 1 of the Purchase Agreement, in the amount of $103,285,908.01, which was calculated as the total gross face amount of the Purchased Receivables minus the net amount of accrued reserves and earned reserves with respect to such Purchased Receivables.

2.11. “Closing Premium” means as that term is defined in Section 1 of the Purchase Agreement, which includes an amount of cash equal to $5,089,478 and 630,268 shares of Triumph Common Stock.

2.12. “Covenant” means Covenant Transport Solutions, LLC.

2.13. “Draw Note” means that Draw Note, issued by Covenant to TBK Bank, SSB for the principal amount of FORTY FIVE MILLION DOLLARS ($45,000,000.00), including all amendments, riders, and supplements thereto, entered in connection with this Agreement and dated September 23, 2020, attached hereto as composite Exhibit 2.33.

2.14. “Earnout Amount” means as that term is defined in Section 3 of the Purchase Agreement, which includes contingent cash consideration of up to approximately $9.9 million dollars following the twelve-month period ending July 31, 2021.

2.15. “Factoring Agreement(s)” means those Factoring and Security Agreements between Covenant and various Factoring Clients, as identified on Schedule 2.1(c) of the Purchase Agreement.

2.16. “Factoring Client(s)” means various independent motor carriers that contracted with Covenant by having entered into one or more Factoring Agreements to obtain factoring facilities from Covenant, as further defined by the term “Customer” as defined in the Purchase Agreement, and the term “Seller” as defined in the Factoring Agreements.

2.17. “Factoring Portfolio” means the assets acquired by ABC from Covenant pursuant to the Purchase Agreement, including, but not limited to, Covenant’s contractual factoring relationships with Factoring Clients, and the Purchased Receivables, and more specifically identified in Section 2.1 of the Purchase Agreement, and as set forth in Schedules 2.1(a), 2.1(c), 2.2(c) and 4.2(a) of the Purchase Agreement.

2.18. “First Tranche Indemnification” means and applies to Covenant Group’s obligations to irrevocably and unconditionally indemnify Triumph for one hundred percent (100%) of all Losses, up to $30,000,000.00, that arise in connection with any Over-Formula Advances giving rise to any Charge-Off Event.

2.19. “Governmental Entity” means as defined in Section 1 of the Purchase Agreement.

2.20. “Indemnification Payment(s)” means either: (a) payment in cash payable via wire transfer, or ACH deposit to Triumph’s bank account, remitted to Triumph by Covenant Group in connection with each Written Indemnification Call, or (2) a draw down under the Line of Credit.

2.21. “Insolvency Event” means, with respect to any Over-Formula Advance Client, (i) the making by such Over-Formula Advance Client of a general assignment for the benefit of creditors, (ii) the filing by such Over-Formula Advance Client of a voluntary petition in bankruptcy, (iii) such Over-Formula Advance Client being adjudged bankrupt or insolvent, or having had entered against such Over-Formula Advance Client an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by such Over-Formula Advance Client of a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by such Over-Formula Advance Client of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Over-Formula Advance Client in any proceeding specified in clause (vii) below, (vi) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of such Over-Formula Advance Client or of all or any substantial part of the assets of such Over-Formula Advance Client or (vii) the failure to obtain dismissal within 60 days of the commencement of any proceeding against such Over-Formula Advance Client seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of such Over-Formula Advance Client of all or any substantial portion of the assets of such Over-Formula Advance Client.

2.22. “Lawsuit” means the lawsuit Covenant commenced on August 28, 2020 styled, Covenant Transport Solutions, LLC v. Advance Business Capital LLC d/b/a Triumph Business Capital, Cause No. DC-20-12141, in the 95th Judicial District Court, Dallas County, Texas, seeking a declaratory judgment or, alternatively, a reformation of the Purchase Agreement.

2.23. “Line of Credit” means the line of credit facility as evidenced by the Draw Note, and as described in Section 3.4.2.

2.24. “Losses” means the amount of any Over-Formula Advances giving rise to a Charge-Off Event, including all reasonable costs of collection and expenses incurred in connection therewith.

2.25. “NOLV” or Net Orderly Liquidation Value means, insofar as the Additional Equipment Collateral, the estimated net amount, after liquidation expenses are deducted, expressed in terms of money, that could be typically realized from a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for a reasonable period of time, under the economic trends existing at the time of appraisal, with the seller being compelled to sell on an as-is, where-is basis, as of a specific date.

2.26. “Over-Formula Advances” means the advances made to Over-Formula Advance Factoring Clients totaling the amount of $62,167,152.00, as reflected in Exhibit 2.26 attached hereto.

2.27. “Over-Formula Advance Factoring Clients” means those Factoring Clients to whom Covenant made Over-Formula Advances. As of the date of this Agreement, the Over-Formula Advance Factoring Clients consists of each the following: Postal Fleet Services, Inc., The Stageline Company, Thunder Ridge Transport, Inc., Ursa Major Corporation, Courtlandt and Brown Enterprises L.L.C., Sheehy Mail Contractors Inc., W.E. Graham, Inc., W&L Mail Service, Inc. and Williams Mail Service, Inc.

2.28. “Prevailing Party” means the party who prevails in a final, non-appealable judgment by a court of competent jurisdiction.

2.29. “Proceeds” has the same meaning as the term Proceeds as defined in Tex. Bus. & Com. Code § 9.102(a)(65).

2.30. “Purchased Accounts” means as defined in Section 1.34 of each Factoring Agreement.

2.31. “Purchase Agreement” means that Accounts Receivable Purchase Agreement (the “Purchase Agreement”) and certain related agreements between ABC, as buyer, and Covenant, as seller, and TBI, as Buyer Indirect Parent effective on July 8, 2020.

2.32. “Purchase Price” means as it relates to the consideration paid by Triumph to Covenant under the Purchase Agreement between ABC and Covenant, that amount as defined in Section 1 of the Purchase Agreement, which was based on (a) the Closing Net Funds Employed in the amount of $103,285,908.01; plus (b) the Closing Premium. In addition to the Purchase Price, Covenant had the opportunity to an Earnout Amount.

2.33. “Purchased Receivables” means as defined in Section 1 of the Purchase Agreement. For purposes of this Agreement, all obligations of the Over-Formula Advance Factoring Clients included in the Closing Net Funds Employed are deemed Purchased Receivables.

2.34. “Registration Rights Agreement” means that Registration Rights Agreement, by and between Covenant and TBI, entered in connection with the Purchase Agreement and dated July 8, 2020.

2.35. “Second Tranche Indemnification” means and applies to Covenant Group’s obligations to irrevocably and unconditionally indemnify Triumph for fifty- percent (50%) of all Losses greater than $30,000,000.00 and up to $60,000,000.00 that arise in connection with any Over-Formula Advances giving rise to any Charge-Off Event.

2.36. “Security Agreement” means that Security Agreement, by and between Covenant Group, on the one hand, and TBK Bank, SSB, on the other hand, including all amendments, riders, and supplements thereto, entered in connection with this Agreement and dated September 23, 2020, attached hereto as composite Exhibit 2.33.

2.37. “Shares” means 630,268 shares of TBI Common Stock transferred to Covenant by TBI as part of the Closing Premium.

2.38. “Sources of Proceeds” has the meaning set forth in the first paragraph of Section 8.

2.39. “TBI” means Triumph Bancorp, Inc.

2.40. “Total Indemnification Obligations” means Covenant Group’s obligations under the First Tranche Indemnification and the Second Tranche Indemnification.

2.41. “UCC” means the Uniform Commercial Code.

2.42. “Underpaid DRO Claims” means Proceeds from claims by the Over Formula Advance Factoring Clients on amounts purportedly underpaid by the USPS for work performed under so-called Direct Route Optimization (“DRO”) contracts during the 2019-2020 time period.  For avoidance of doubt, the Underpaid DRO Claims are separate and apart from any payments on the outstanding PFS invoice #DRO-10 advanced on October 11, 2019, which was included in the Factoring Portfolio at time of purchase and remains outstanding with a value of $1,336,841.79

2.43. “USPS” means the United States Postal Service who was an Account Debtor to the Over-Formula Advance Factoring Clients.

2.44. “Written Indemnification Call” means a written notice given to Covenant by ABC in connection with any Charge-Off Event, in the form attached hereto as Exhibit 2.44.

3. Amendments to Purchase Agreement. Covenant and Triumph hereby agree to amend the Purchase Agreement as follows, and as provided below, certain Sections in the Purchase Agreement are supplanted as follows.

3.1 Reduction in Purchase Price and Sale of Shares. Covenant and Triumph hereby amend the Purchase Agreement to provide that Covenant will return the portion of the Purchase Price and the Closing Premium paid in all shares of TBI Common Stock delivered by Triumph to Covenant in connection with the Closing (the “Shares”) by surrendering the proceeds of the sale thereof as provided below (which shall be treated as an adjustment to the purchase price for all purposes under the Purchase Agreement):

3.1.1 Buyer Indirect Parent, shall use commercially reasonable efforts to file, as soon as practical and permissible following the date of this Agreement, a prospectus supplement as contemplated by Section 5.1 of that certain Registration Rights Agreement, dated July 8, 2020, by and between Covenant and Buyer Indirect Parent (the “Registration Rights Agreement”) to permit or facilitate Covenant’s sale of the Shares.  As promptly as reasonably practicable following the filing of such prospectus supplement, and to the extent permitted by law, Covenant shall sell the Shares at such times, in such quantities, in such manner (including as to delivery of proceeds) and subject to such minimum prices or other requirements as Buyer Indirect Parent may from time to time direct in writing (“Sales”) and shall continue Sales at Buyer Indirect Parent’s written direction until such time as Covenant no longer owns any Shares.  Covenant shall, immediately upon receipt, pay over all proceeds from any Sales, net of brokerage or underwriting fees and commissions, to Triumph.  Buyer Indirect Parent and Covenant shall each (i) take such actions as may reasonably be required to effect the Sales and (ii) comply with all applicable laws with respect to the Sales.  For the avoidance of doubt, Buyer Indirect Parent shall indemnify Covenant Group for any liability, loss, cost, or expense including attorneys’ fees (whether under the Securities Act or otherwise, and including against any governmental or securities industry regulatory organization investigation or proceeding) arising in connection with the registration and sale of the Shares, except any liability for information provided by Covenant Group in writing for inclusion in the prospectus supplement, which will be limited to the name and other factual information provided by the selling stockholder.

3.2 Termination of Earnout Consideration. The Purchase Agreement is hereby amended to terminate and delete in its entirety Triumph’s obligation to pay any Earnout Amount to Covenant, and in connection therewith, Section 3.4 of the Purchase Agreement is hereby deleted in its entirety, effective nunc pro tunc as of the Closing Date.

3.3 Termination of Indemnification of Covenant. Section 7.3(a) of the Purchase Agreement is hereby deleted in its entirety, effective nunc pro tunc as of the Closing Date.

3.4 Amendment to Limitation of Liability; and Indemnification of Triumph. For purposes of Section 7.1 of the Purchase Agreement, all representations and warranties of the Seller shall be deemed to have expired at closing, and no claims based on a breach of any representation or warranty may be brought. Sections 7.2(a), 7.4(a) and (b), and 7.6 of the Purchase Agreement is each hereby deleted in its entirety, nunc pro tunc as of the Closing Date, Section 7.9 is hereby amended by deleting, in the first sentence, “, except in respect of fraud,” and, in the second sentence, “, except in the case of fraud,”, and Sections 7.4(a) and (b) are hereby supplanted and replaced with the following language:

3.4.1 Subject to the terms hereof, Covenant and CVLG hereby irrevocably and unconditionally agree to indemnify Triumph irrevocably and unconditionally for all Total Indemnification Obligations, in connection with any Losses that arise in connection with any Over-Formula Advances giving rise to any Charge-Off Event. Covenant’s and CVLG’s Total Indemnification Obligations are separated into two tranches: a First Tranche Indemnification and a Second Tranche Indemnification. Upon the occurrence of a Charge-Off Event, Triumph may deliver a Written Indemnification Call to Covenant and CVLG, as provided by Exhibit 2.44. Within five business days of each Covenant’s and CVLG’s receipt of each Written Indemnification Call, Covenant and CVLG shall cause an Indemnification Payment to be remitted to Triumph for any Losses as identified in such Written Indemnification Call. Triumph is entitled to issue a Written Indemnification Call for each Charge-Off Event, and regardless of whether any Charge-Off Event is related to a single Over-Formula Advance Factoring Client, or multiple Over-Formula Advance Factoring Clients. If, at any time after a Charge-Off Event for which Covenant and CVLG have fully satisfied any Written Indemnification Call pursuant to this Section 3.4.1, Triumph subsequently recovers any Sources of Proceeds (as defined in Section 8) available to be applied against the Over-Formula Advances related to such Charge-Off Event, such recovered amount shall be paid to Covenant and CVLG within five business days of Triumph’s receipt of such collected amount in accordance with Section 8.6.

3.4.2 Triumph shall provide the Line of Credit to Covenant for a maximum facility of $45,000,000.00, as more fully described in the Draw Note and Security Agreement attached hereto in composite Exhibit 2.33 and established solely to enable the Covenant to satisfy any Written Indemnification Call requiring any Indemnification Payment be made to Triumph. Additionally, Covenant shall provide Triumph with such documents, certificates, and other information as is typical and customary to establish the Line of Credit, including without limitation a written opinion of counsel to Covenant dated as of the date of the closing of the Line of Credit, regarding such matters as Triumph or its counsel may reasonably require, including, without limitation, that the execution, delivery and performance by Covenant of the loan documents evidencing the Line of Credit have been duly authorized by all required action, that such loan documents have been duly executed and delivered by Covenant, and are enforceable against Covenant in accordance with their terms.

4 ABC’s Control over Factoring Relationships; Non-Interference. ABC, in its sole and absolute discretion, shall have an unfettered right to manage and administer the Factoring Portfolio and all Factoring Agreements and all Factoring Client factoring relationships, including, those that involve any Over-Formula Advance Factoring Clients. ABC may, as ABC deems necessary and/or appropriate, take any and all actions, including, but not limited to, elect to enforce any rights and remedies, or refrain from taking any such actions in respect to any Factoring Client, ABC’s Original Collateral, the decision to make advances under any Factoring Agreement, declare a default and/or terminate any Factoring Agreement, all of which may be done without notification to the Covenant Group and without any duty to obtain Covenant Group’s approval. Covenant Group acknowledges that ABC shall have no liability, express or implied, for any action taken or omitted to be taken by ABC or for any failure or delay in exercising an right or power possessed by ABC in connection with the Factoring Portfolio, the Factoring Agreements, the Over-Formula Advances and/or any collateral. Without limiting the foregoing: (a) ABC may consult with legal counsel, public accountants, appraisers and other experts, in each case selected by ABC, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (b) ABC shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing believed by ABC to be genuine and correct and to have been signed, sent or made by the proper person, (c) ABC shall not be liable for any failure by any Factoring Client to perform its obligations, or the preservation of any collateral or the loss or depreciation thereof, and (d) ABC shall not be required to make any inquiry concerning any Factoring Clients observance or performance of any agreement, or to inspect any property, books, or records of any Factoring Clients

5 Grant of Security Interest to ABC in Additional Equipment Collateral. In order to secure Covenant Group’s Total Indemnification Obligations to Triumph hereunder, ABC shall receive an exclusive and first priority security interest and liens in the Additional Equipment Collateral as identified in the Security Agreement and schedules thereto from time to time, which equipment that shall have a NOLV as of the date the initial security interest is granted of not less than $40,000,000.00 to secure Covenant Group’s First Tranche Indemnification, and includes additional equipment that shall have a NOLV as of the date the initial security interest is granted of not less than $20,000,000.00 to secure Covenant Group’s Second Tranche Indemnification monetary obligations, and shall maintain an ongoing loan to value ratio as required by the Security Agreement and Rider thereto. Covenant Group shall, as necessary, fully cooperate so as to enable ABC to perfect its liens and security interest in all of the Additional Equipment Collateral, by, and as may be required by applicable laws, noting ABC’s lien on each certificate of title. No other party or creditor of Covenant Group shall at any time be authorized or given any form of security interest or liens in any of the Additional Equipment Collateral described above, unless ABC shall first have given its prior written consent, or until Covenant Group’s Total Indemnification Obligations have been fully paid and indefeasibly satisfied. Covenant Group authorizes the filing of any UCC financing Statements that ABC may choose to file in any jurisdiction in which Covenant Group is located in order to perfect the security interest and liens in the Additional Equipment Collateral, provided, however, if ABC fails to file, record or otherwise perfect its security interest or liens, or its perfection is in any way, deemed ineffective, defective, or same lapses, shall have no impact on ABC’s right to receive payment under this Agreement and/or Covenant Group’s monetary obligations to make timely payment to Triumph.

6 Abatement of Certain Fees Accruing on Over-Formula Advances due from Over-Formula Advances Factoring Clients. Pursuant to the Factoring Agreement, ABC is entitled to the payment of certain Default Pricing Fees and Late Payment Fees due on Over-Formula Advances (“Late Fees”), and likewise, ABC may be permitted to collect from Over-Formula Advances Factoring Clients any now existing and hereafter arising Late Fees in accordance with the terms of the Factoring Agreement. Notwithstanding, in an effort to improve the Over-Formula Advances Factoring Clients free cash flow available to repay the existing Over-Formula Advances due and owing to ABC, ABC agrees that in respect to Late Fees accruing after September 30, 2020, ABC will abate its right to collect and apply payments from such Over-Formula Advances Factoring Clients from collections made on Accounts, or otherwise for the satisfaction of such Late Fees. Notwithstanding ABC’s agreement to abate the collection and application, but not the accrual of, any Late Fees in connection with the Over-Formula Advances, such abatement shall not affect the validity such fees. Moreover, this provision will not result in ABC forgiving, or waiving the right to receive, payment of any Late Fees and/or any other obligations of any Factoring Clients arising under the Factoring Agreements, and ABC, in its sole discretion, may at any time terminate the Late Fees abatement, which shall take effect without any requirement to give notice to Covenant Group, or any other person. Moreover, the abatement of payment of Late Fees shall be automatically terminated, and such accrued Late Fees will automatically be reinstituted from the date of abatement in the event of an occurrence of any event of default under any Factoring Agreements with any Over-Formula Advance Factoring Clients. Nothing contained herein shall constitute a waiver of any of ABC’s rights under the Factoring Agreements, and no third-party, including, but not limited to, any Over-Advance Formula Factoring Client is an intended third-party beneficiary under this Agreement.

7 Covenant’s Cooperation to Maximizing Recoveries. Covenant Group has expertise in connection with the freight surface transportation business, and ABC may request Covenant Group to offer such expertise and make recommendation to ABC, and other Over-Advance Formula Factoring Clients, in order to suggest improvements to such Over-Advance Formula Factoring Clients’ cash flow and operating efficiencies.  Covenant Group, in its sole discretion, may provide assistance to ABC, and Over-Advance Formula Factoring Clients; provided, however, that Covenant Group shall not be liable to Triumph for any act done or omitted in providing such assistance except for its own willful misconduct or illegal activity and Covenant Group may require a signed waiver and release from any Over-Advance Formula Factoring Client before providing any such assistance. ABC, in its discretion, may request and attempt to obtain information from Over-Advance Formula Factoring Clients that Covenant Group requests in order to assist Covenant Group to offer such guidance and recommendations as contemplated hereby. Notwithstanding anything herein to the contrary, and as provided in Section 4, above, ABC shall have sole and exclusive discretion over all final Over-Advance Formula Factoring Client decisions and a failure to consult with Covenant, or the implementation of (or failure to implement) any of Covenant Group’s recommendations shall not impair any of Triumph’s rights under this Agreement, or excuse any of Covenant Group’s duties under this Agreement.

8 Client Supplemental Collateral; Over-Advance Balance Paydown. It is understood and agreed that ABC has placed the obligations relating to the Over-Formula Advances into a segregated collection account to be repaid solely as provided in this Section 8 and which, for the avoidance of doubt and as applied to each of the items below and for determining what constitutes “Sources of Proceeds” for purposes of this Agreement, shall not include rights to any amounts for which the right to receive payment constitutes the repayment of any advances made subsequent to the Closing Date, or hereafter arising, by ABC to Over-Formula Advance Factoring Clients. In the event that: (a) ABC receives any Underpaid DRO Claims and/or (b) any Over-Formula Advance Factoring Client offers ABC any other Client Supplemental Collateral, including, but not limited to, equipment (i.e., trucks or trailers), that may be used to reduce or secure all or some portion of Over-Formula Advances, and ABC determines that such additional collateral provides additional monetary value to ABC, and/or (c) as a result of the factoring facilities offered by ABC to such Over-Formula Advance Factoring Clients, ABC collects additional Proceeds of non-Purchased Accounts (i.e. non-factored accounts) from an Account Debtor, and/or the generation of surplus cash reserves, any of which, in ABC’s reasonable discretion, may be used and applied to reduce Over-Formula Advances (the items in clauses (a), (b), and (c) collectively referred to as “Sources of Proceeds”), then the following shall apply, subject to the conditions precedent described in Section 8.4, below:

8.1 ABC shall, in the exercise of its reasonable business judgment, exercise its rights to collect, dispose of or foreclose on such Sources of Proceeds as may be permitted by any Factoring Agreement(s), other agreement, or as authorized by applicable law.

8.2 In connection with the collection, disposition of, or foreclosure on such Sources of Proceeds, or any portion thereof, ABC may, in its sole discretion, dispose of any Client Supplemental Collateral through public and/or private sale, lease, license, exchange, or other disposition, by one or more contracts, as a unit or in parcels, in the present condition, with or without warranties, and in any method, manner, time, place, and other terms, as ABC so chooses.

8.3 If, as a result of the collection and/or disposition of any Sources of Proceeds, or any portion thereof, and/or the collection of any other Proceeds as described in Section 8, above, ABC receives identifiable cash Proceeds from the collection, sale, or disposition of same, and conditioned upon the satisfaction of the provisions contained in Section 8.4, below, then ABC will apply such identifiable cash Proceeds, in accordance with the following subsections:

8.3.1 First, all such identifiable cash Proceeds shall be applied to the repayment of all reasonable expenses and costs incurred by ABC in respect to the collection and enforcement of its rights, including reasonable attorney's fees and reasonable legal expenses (the amount remaining after such expenses being referred to as “Net Cash Proceeds”), and

8.3.2 Second, after quantification of the Net Cash Proceeds, each dollar of Net Cash Proceeds up to the total amount of $30,000,000.00 shall be applied to the Second Tranche Indemnification (one-half of each such dollar reducing Covenant Group’s indemnification obligations thereunder up to $15,000,000). Each dollar of Net Cash Proceeds received greater than $30,000,000.01 and up to the amount of $60,000,000.00, shall be applied to the First Tranche Indemnification.

8.4 If, ABC is required, or in ABC’s reasonable business judgement ABC deems it necessary to, return or refund any Net Cash Proceeds to any person due to, among other things, any claim asserted or threatened against ABC for preferential transfer liability or avoidable transfer liability under Title 11 of the United States Code, or any applicable state law, or otherwise, then Covenant Group’s Total Indemnification Obligations shall be reinstated by the amount of any Net Cash Proceeds returned or refunded by Triumph to any person; provided that Covenant Group’s Total Indemnification Obligations shall only be reinstated by 50% if the Net Cash Proceeds returned or refunded by Triumph to any person were used to pay down the Second Tranche Indemnification.

8.5 Except as set forth above, to the extent any Over-Formula Advance Factoring Client offers to ABC any Client Supplemental Collateral, ABC shall use commercially reasonable efforts to (i) perfect any security interest or liens in any Client Supplemental Collateral and (ii) exercise any rights or remedies in respect to any Client Supplemental Collateral.

8.6 If, at any time after a Charge-Off Event for which Covenant and CVLG have fully satisfied any Written Indemnification Call pursuant to Section 3.4.1, Triumph subsequently recovers any Sources of Proceeds available to be applied against the Over-Formula Advances related to such Charge-Off Event, such recovered amount shall be applied, to the extent not otherwise applied pursuant to Section 8.3.2, if in relation to the First Tranche Indemnification, 100% to reduce the Total Indemnification Obligations dollar for dollar and, if in relation to the Second Tranche Indemnification, 50% to reduce the Total Indemnification Obligations.

9 Event of Default; Remedies. The following shall constitute an Event of Default under this Agreement: (a) any Party fails to abide by or observe any term, condition, covenant, or other provision contained in this Agreement, the Draw Note and/or the Security Agreement, or (b) any statements, representations, warranties or conditions contained in this Agreement, the Draw Note and/or the Security Agreement prove to be false, or misleading (“Event of Default”). Immediately upon the occurrence of an Event of Default, and the defaulting Party’s failure to fully cure such Event(s) of Default within five (5) days of written notice issued by the non-defaulting Party, the non-defaulting Party shall be entitled to unconditionally exercise its rights and remedies under this Agreement against the defaulting Party, and, in the case of Triumph, the Additional Equipment Collateral.  In the event, due to an Event of Default, the non-defaulting Party deems it necessary to seek equitable relief, including, but not limited to, injunctive or replevin remedies, the defaulting Party waives any requirement that the non-defaulting Party post or otherwise obtain or procure any bond. Alternatively, in the event the non-defaulting Party, in its sole and exclusive discretion, desires to procure and post a bond, such bond may be limited to the sum of $10,000.00 notwithstanding any common or statutory law requirement to the contrary, and the non-defaulting Party shall nonetheless be entitled to all legal benefits as if such bond was posted in an amount as may otherwise be required by law. Moreover, nothing contained in this Agreement shall modify, waive, amend, or otherwise alter Covenant’s obligations set forth in Section 5.5 of the Purchase Agreement relating to Roadco Transportation Services Inc., which obligations shall remain unchanged and in full force and effect.

10 Release of Triumph. Upon the Effective Date, and subject to the existing and/or contemporaneous obligations under the Draw Note, the Security Agreement, the Purchase Agreement (as amended hereby) and this Agreement, Covenant Group, for itself and its respective representatives, officers, directors, members, shareholders, attorneys, agents, successors and assigns hereby each, jointly and severally, release and forever discharge Triumph, and its representatives, officers, directors, members, shareholders, attorneys, employees, agents, private investors, owners, subsidiaries, parent companies, related companies, affiliates, principals, partners, employees, lienholders, indemnitors, attorneys, trustees, receivers, executors, administrators, predecessors, successors and assigns of and from any and all claims, demands, damages, penalties, attorney fees, costs, equitable relief or rights and causes of action of whatsoever kind and nature, known or unknown, arising out of or related to the transactions contemplated by the Purchase Agreement, the Pending Dispute, the Lawsuit, or the Over-Formula Advances, including all claims at law or in equity, with the caveat that Triumph shall not be released from its contractual obligations under the Purchase Agreement (as amended hereby) or under this Agreement (“Covenant Group Released Claims”).

Covenant Group acknowledges that it may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement and release. Nevertheless, except for all obligations as expressly set forth in this Agreement, the Draw Note and/or the Security Agreement, and all obligations remaining under the Purchase Agreement (as amended hereby) and related agreements, Covenant Group hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Covenant Group acknowledges that it understands the significance and consequence of such release. In connection with this release, Covenant Group acknowledges and reaffirms the representations and warranties made herein and have independently arrived at the conclusion that the consideration for this Agreement is fair and appropriate. Covenant Group further covenants and agrees that they shall not commence or maintain any suit against Triumph, or any individual Party, whether at law or in equity, relating in any way to the Covenant Group Released Claims.

11 Release of the Covenant Group. Upon the Effective Date, and subject to the existing and/or contemporaneous obligations under the Draw Note, the Security Agreement, the Purchase Agreement (as amended hereby) and this Agreement, Triumph, for itself and its respective representatives, officers, directors, attorneys, agents, subsidiaries, related companies, predecessors, successors and assigns hereby each, jointly and severally, release and forever discharge the Covenant Group, and its representatives, officers, directors, members, shareholders, attorneys, employees, agents, private investors, owners, subsidiaries, parent companies, related companies, affiliates, principals, partners, employees, lienholders, indemnitors, attorneys, trustees, receivers, executors, administrators, predecessors, successors and assigns of and from any and all claims, demands, damages, penalties, attorney fees, costs, equitable relief or rights and causes of action of whatsoever kind and nature, known or unknown, arising out of or related to the transactions contemplated by the Purchase Agreement, the Pending Dispute, the Lawsuit, or the Over-Formula Advances, including all claims at law or in equity, with the caveat that Covenant shall not be released from its contractual obligations under the Purchase Agreement (as amended hereby) or under this Agreement (“Triumph Released Claims”).

Triumph acknowledges that it may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement and release. Nevertheless, except for all obligations as expressly set forth in this Agreement, the Draw Note and/or the Security Agreement, and all obligations remaining under the Purchase Agreement (as amended hereby) and related agreements, Triumph hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Triumph acknowledges that it understands the significance and consequence of such release. In connection with this release, Triumph acknowledges and reaffirms the representations and warranties made herein and has independently arrived at the conclusion that the consideration for this Agreement is fair and appropriate. Triumph further covenants and agrees that they shall not commence or maintain any suit against Covenant Group, or any individual Party, whether at law or in equity, relating in any way to the Triumph Released Claims.

12 No Marshalling. Triumph shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any Collateral, including Additional Equipment Collateral, or otherwise.

13 Representations and Warranties. By execution hereof, each Party warrants that it owns and holds the claims being released and further represents, covenants, and warrants that no claim released herein has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party. The Parties acknowledge that the covenants contained in this Agreement provide good and sufficient consideration for every promise, duty, release, obligation, and the like contained in this Agreement. The Parties acknowledge that each has carefully read and reviewed this Agreement; each is of legal age and is legally competent to execute this Agreement; each individual signing in a representative capacity is so authorized; each freely executes this Agreement; and each executes this Agreement for the recited purposes and considerations after having had the opportunity to seek the advice of counsel. The Parties acknowledge and agree that each is relying solely on each Party’s own knowledge and investigation of the facts underlying the dispute, and that the Parties are not relying upon any statement or representation (except for the statements and representations made in this Agreement), or duty to disclose, by any other Party to this Agreement.

14 Entire Agreement. This Agreement is intended to constitute a fully integrated agreement, however, this Agreement shall also be construed in conjunction with the Purchase Agreement (as amended hereby) as well as the Line of Credit agreements and any Exhibits attached hereto, and there are no oral agreements, representations, or understandings between the parties. Any amendments or modifications of this Agreement, in order to be effective, shall be in writing and signed by the parties hereto or thereto. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy, or recourse as to a subsequent event.

15 Reserved.

16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective personal representatives, successors and assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement.

17 Mutual Confidentiality.

17.1 Each Party agrees that all documents, communications, drafts and other materials of any kind relating to the negotiation of this Agreement by the Parties that either Party has provided or shall provide, exchange or disclose to the other Party, shall be “Confidential Information” for purposes of this Agreement.

17.2 No Party, and no person within the control of a Party (together with the Parties, “Covered Persons”), shall disclose any Confidential Information, except that disclosure of such information shall be permitted in the following limited circumstances: (a) in an action by any Party to enforce this Agreement to the extent reasonably required for the purposes of enforcement; (b) in response to a court order, subpoena or other demand made in accordance with applicable law; (c) (i) as a Covered Person reasonably determines, after consulting with counsel, to be required by law, including U.S. federal securities laws, including any change in law, (ii) in response to a request to a Party from a regulator, examiner, or rating agency, provided the Covered Person takes reasonable steps to maintain the confidentiality of the Confidential Information, or (iii) in communications with a Governmental Entity having jurisdiction over such Party, whether in response to a request made by such a Governmental Entity or an affirmative disclosure made by a Party to such a Governmental Entity, provided the Covered Person takes reasonable steps to maintain the confidentiality of the Confidential Information; or (d) to such Party’s parents or subsidiaries or affiliates, their respective directors, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, insurers and reinsurers, successors, assigns and employees, who have a need to know and are under a duty to implement appropriate measures to maintain the confidentiality, security and integrity of such information, and who have a need to know and agree to be bound by this provision.

17.3 Should a Party receive a request for disclosure or become required by law to disclose any Confidential Information, pursuant to Section 17.2(b) herein after the Effective Date (and excluding any subpoena, document request, or other discovery served prior to the Effective Date), the Party receiving such a request shall promptly, and in no case more than five (5) business days following receipt of such a request (so long as it is possible and legally permitted to provide such notification), notify the other Parties to afford them the opportunity to object or to seek a protective order prior to the disclosure of any such information.

17.4 Subject to the terms of Sections 17.1 and 17.2, each Party agrees that (a) it shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information that is provided to any Governmental Entity or to any other person, and (b) in the event that any Party determines it is required by law or otherwise to make a disclosure of Confidential Information permitted by the preceding sentence, it shall disclose the minimum amount of Confidential Information that it determines is reasonably required under the circumstances.

17.5 For purposes of this Agreement, Confidential Information shall not include information that: (a) is or becomes generally available to the public other than as a result of disclosure by a Party in violation of this Agreement; (b) becomes available to a Party from a source other than the disclosing Party, provided that the receiving Party has no knowledge that such source is prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation or (c) is independently developed by a Party without reference to, or use of, the Confidential Information.

18 Time of the Essence. Time is of the essence hereunder.

19 Construction. Each Party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party. The terms of this Agreement shall expressly control over the Purchase Agreement as provided herein and over any provisions in the Purchase Agreement to the extent of any conflict or patent ambiguity; otherwise, the terms of this Agreement, together with the Line of Credit evidenced by the Draw Note, the Security Agreement, and the terms of the Purchase Agreement are intended to be harmonious and construed in conjunction with each other.

20 Reasonably Necessary and Further Documents. The Parties agree to promptly execute all such further and additional documents as shall be reasonable, convenient, necessary, and desirable to carry out the provisions of this Agreement.

21 Severability. If any provision or part of this Agreement is held invalid by a court of competent jurisdiction, or unenforceable for any reason, the remainder of this Agreement shall nonetheless remain in full force and effect.

22 Choice of Law; Venue. This Agreement and all transactions contemplated hereby shall be governed by, construed, and enforced in accordance with the substantive laws of the State of Texas, without regard to the laws governing conflicts of law. The exclusive forum and venue for resolution of disputes arising under or relating to this Agreement shall be in the courts located in Dallas County, Texas.

23 Attorneys’ Fees. If any Party shall seek to enforce or protect its rights under this Agreement, or under any document or instrument executed and delivered in connection herewith, in any action, suit, arbitration, or other proceeding, including all bankruptcy cases and proceedings, and including any appeals or petitions therefrom, the Prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the non-Prevailing Party.

24 Survival. The representations and warranties contained in this Agreement and the performances and obligations arising under this Agreement shall survive execution and delivery of this Agreement.

25 Dismissal. On or before the date five business days after the date hereof Covenant agrees to voluntarily dismiss, with prejudice, the Lawsuit.

26 No Admission. The Parties acknowledge, represent, and agree that this Agreement does not constitute and shall not be construed as an admission either of liability for or a lack of merit in any released claim. Execution of this Agreement shall not be construed as an admission that a Party violated any law or breached any covenant or obligation owed to another.

27 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIMS, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER, IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREINAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

28 No Third-Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any third party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with this Agreement, or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

29 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall constitute an original as against any party whose signature appears on them, all of which together shall constitute a single instrument. This Agreement shall become binding when one or more counterparts, individually or taken together, bear the signatures of all parties. Execution of this Agreement may be done through a traditional, manual signature, or the Parties agree that an electronic signature may be used and that the electronic signature of a Party included in this Agreement is intended to authenticate this writing and to have the same force and effect as manual signatures.  Electronic Signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures pursuant to Texas Uniform Electronic Transactions Act (V.T.C.A., Bus. & C. § 322.001, et seq. and UCC § 1.108) as either may be amended from time to time.  Any electronic communication of data, whether by e-mail, tape, disk, or otherwise, a Party remits or causes to be remitted to the other Party shall be authentic and genuine.

[SIGNATURE PAGE FOLLOWS]

COVENANT TRANSPORT SOLUTIONS, LLC

/s/ M. Paul Bunn

Name: M. Paul Bunn_____________________________

Title: Vice President, Chief Financial Officer, and Secretary

Date: 9/23/20

COVENANT LOGISTICS GROUP, INC.,

for itself and on behalf of the other Covenant Group entities

/s/ M. Paul Bunn______________________________

Name: M. Paul Bunn_____________________________

Title: Vice President, Chief Financial Officer, and Secretary

Date: 9/23/20

ADVANCE BUSINESS CAPITAL LLC d/b/a TRIUMPH BUSINESS CAPITAL

/s/ Geoffrey P. Brenner_____________________

Name: Geoffrey P. Brenner_________________

Title: Chief Executive Officer_______________

Date: 9/23/20 ___________________________

TRIUMPH BANCORP, INC.,

for itself and on behalf of the other Triumph entities

/s/ Adam Nelson_________________________

Name: Adam Nelson______________________

Title: Executive Vice President & General Counsel

Date: 9/23/20 ___________________________

Approved as to Form:

Counsel to Covenant Logistics Group

By: /s/ Mark A. Scudder_________________

Counsel to Triumph

By: /s/ Kevin Schutte_______________

20